UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2023

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement.

Amendment No. 1 to Financing Agreement

As previously reported by FuelCell Energy, Inc. (the “Company”), on May 19, 2023 (the “Effective Date”), FuelCell Energy Opco Finance 1, LLC (“Borrower”), a wholly owned subsidiary of FuelCell Energy Finance, LLC (“FCEF”), which, in turn, is a wholly owned subsidiary of the Company, entered into a Financing Agreement (as amended from time to time, the “Financing Agreement”) with, by and among Investec Bank plc in its capacities as a lender (“Investec Lender”), administrative agent, and collateral agent; Investec, Inc. as coordinating lead arranger and sole bookrunner; Bank of Montreal (Chicago Branch) in its capacity as a lender (“BMO Lender”) and as mandated lead arranger; and each of Liberty Bank, Amalgamated Bank and Connecticut Green Bank as lenders (collectively with Investec Lender and BMO Lender, the “Lenders”) for a term loan facility in an amount not to exceed $80.5 million and a letter of credit facility in an amount not to exceed $6.5 million.

Effective as of August 14, 2023, Borrower, Investec Bank plc in its capacities as a Lender and administrative agent, and Liberty Bank, Bank of Montreal, Amalgamated Bank, and Connecticut Green Bank, as Lenders, entered into Amendment No. 1 to the Financing Agreement dated as of August 11, 2023 (“Amendment No. 1”). Amendment No. 1 amends certain provisions of the Financing Agreement to clarify (i) the manner in which the debt service coverage ratio set forth in the Financing Agreement is to be applied during the period between the Effective Date and June 30, 2024; and (ii) that financial information required to be provided by Borrower to the Lenders relating to debt service coverage ratios be based on the calendar year rather than Borrower’s fiscal year as the debt service coverage ratio covenants are applied and computed on calendar year time periods.

The Financing Agreement contains a covenant that Borrower maintain a debt service coverage ratio of not less than 1.20:1.00 (based on the preceding twelve-month period and tested semi-annually every six months during the calendar year).  Amendment No. 1 clarifies that the first six month testing period will be for the six months ending December 31, 2023 and that the test for that date will be for the period commencing July 1, 2023 and ending December 31, 2023.  Thereafter, the test for each semi-annual period, beginning with the six-month period ending June 30, 2024, will be for the preceding twelve-month period prior to the end of such six-month period. For purposes of applying the foregoing test for each six-month semi-annual period, the test is applied up to the last banking day of each such period rather than the last calendar day.

In addition, under the Financing Agreement, Borrower may make distributions to FCEF and the Company at the end of each calendar year quarter provided that, among other things, Borrower has maintained a greater than 1.20:1.00 debt service coverage ratio for the immediate twelve-month period preceding each quarter.  Amendment No. 1 clarifies that, for each of the quarters preceding the quarter ending June 28, 2024 (meaning the calendar year quarters ended September 30, 2023, December 31, 2023 and March 31, 2024, respectively), the debt service coverage ratio will be tested for the period commencing July 1, 2023 to the end of the applicable quarter. For purposes of applying the foregoing test for each such calendar year quarter, the test is applied up to the last banking day of each such period rather than the last calendar day.

Finally, because, as described above, the debt service coverage ratio tests in the Financing Agreement are based on six month and quarterly calendar year periods, rather than Borrower’s fiscal years and fiscal quarters (i.e., Borrower’s fiscal year is November 1 through October 31), the information reporting requirements in the Financing Agreement were amended in Amendment No. 1 to clarify that information provided by Borrower to the Lenders regarding the computation of debt service coverage ratios will be based on calendar year periods.

The foregoing description of Amendment No. 1 is qualified in its entirety by reference to the full text of Amendment No. 1, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Financing Agreement is, and the related relationships among these parties are, described in greater detail in the Current Report on Form 8-K filed by the Company on May 25, 2023.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1

Amendment No. 1 to Financing Agreement, dated as of August 11, 2023, among FuelCell Energy Opco Finance 1, LLC (as Borrower), Investec Bank plc (as Administrative Agent and Lender), Liberty Bank (as Lender), Bank of Montreal (as Lender), Amalgamated Bank (as Lender), and Connecticut Green Bank (as Lender).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: August 17, 2023	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer